EXHIBIT 10.66

EMPLOYMENT AGREEMENT WITH BENJAMIN ZHU

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of  March 1, 2011 (the “Effective Date”), by and between ZAP, Inc., a California company  (each, an “Employer”, also referred to as the “Company”) and Benjamin Zhu (the “Executive”).

WHEREAS, the Employer and the Executive desire to enter into this Agreement to set out the terms and conditions for the employment relationship of the Executive with the Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.            Employment Agreement.  On the terms and conditions set forth in this Agreement, the Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer, or a subsidiary of the Company located in the People’s Republic of China (the “China Sub”).  Terms used herein with initial capitalization not otherwise defined are defined in Section 22.

2.            Term.  Either the Employer or the Executive may terminate the Executive’s employment at any time in accordance with Section 9.  The period of Executive’s service through the Date of Termination is referred to as the “Employment Period.”

  Position and Responsibilities.

(a)           Position.  The Executive shall serve as Chief Financial Officer of the Company, reporting to the Employer’s Chief Executive Officer and Board of Directors.  The Executive’s responsibilities shall include those duties designated by the Employer.

(b)           Best Efforts.  The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Employer and the Company Affiliates.

4.            Place of Performance.  During the Employment Period, the Executive shall work at least 4 days per week in Sanmen, except for reasonable travel on the Employer’s business consistent with the Executive’s position.

5.            Compliance with Employer’s Policies.  The Executive agrees to observe and comply with the policies and rules of the Employer unless such compliance is inconsistent with the terms of this Agreement.

6.            Compensation; Benefits; Stock Option Grant.

(a)
Base Salary.  During the Employment Period, the Employer shall pay to the Executive a base salary (the “Base Salary”), and the annualized rate shall be US$140,000 based on the assumption that 70% of the salary could be paid in Hong Kong.  Under this arrangement, for the compliance with the tax laws of Hong Kong and China,  the Executive need  individually sign  the separate  employment agreements with the Hong Kong-based entity and China Sub. This will be reviewed by our tax advisors, and will be confirmed prior to the start of your employment. At this rate of compensation, the overall take home pay is US$123,604 per year net after tax. (The calculation of this amount is stated in the appendix hereto). Should the structure for paying your salary in Hong Kong at the rate shown is not possible, then the Company will compensate you the difference for the tax amount. The Base Salary shall be reviewed by the Compensation Committee of the Board of Directors no less frequently than annually and shall be adjusted in the discretion of the Compensation Committee of the Board of Directors, and such adjusted annualized Base Salary shall not be below  US$140,000 ” for purposes of this Agreement.  The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s regular payroll procedures.  [The Company and China Sub will each pay a portion of Executive’s remuneration(Base Salary and Annual Bonus), to be mutually determined by the Company and China Sub based on the contemplated percentage of time during the Employment Period that the Executive will spend working in China (to be paid by China Sub) and the U.S. (to be paid by the Company).  It is currently contemplated that the Executive will spend 50% of his working time performing services for China Sub in China and thus 50% of the Executive’s base salary and bonus will be paid by China Sub and will spend 50% of his working time performing services for the Company internationally and thus 50% of the Executive’s base salary and bonus will be paid by the Company.  This remuneration cost split between the Company and  China Sub will not affect the above mentioned payment structure (i.e. 70% will be paid in Hong Kong) and the resulting take home pay of US$123,604. Assignment specific benefits (among other things, China statutory contributions to the medical insurance fund, pension fund and housing fund ) will be paid by China Sub, which will also be responsible for the withholding and payment of PRC individual income taxes applicable to the Executive.  The Company will pay any benefits unrelated to the Executive’s assignment and will remain responsible for withholding and payment of payroll withholding taxes on base salary,  annual bonus ,  other income and any other statutory employment-related requirements.

In addition, you will receive RMB 5,000/month for living expenses for which you will provide the related valid invoices for this reimbursement on a monthly basis and will be reimbursed by China Sub.
(b)           Annual Bonus. Based on the Company’s group policy and contingent on the achievement of certain targets to be agreed upon between the Executive and the Chief Executive Officer of the Company within 180 days following the date of this Agreement, an annual bonus to be paid on or around the Chinese New Year may be granted.

(c)           Benefits.  During the Employment Period, the Executive shall be eligible for perquisites on the terms as such perquisites are made available to the Executive.  In addition, during the Employment Period and subject to the terms and conditions of such plans, the Executive shall be eligible to participate in the medical insurance and other welfare benefits plans that the Employer, in its sole discretion, may make available to the Executive.  Nothing in this Agreement shall affect the Employer’s right to change insurance carriers and to adopt, amend, terminate or modify such plans and arrangements at any time.

(d)           Stock Option Grant. Upon his joining into the Company,  the Executive will receive a stock option to purchase 500,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, which is specified as the Executive’s coming on-board date.  25% of the shares subject to the option shall vest 12 months after the date vesting begins subject to Executive’s continuing employment with the Company, and the remaining shares shall vest annually over the next three years in equal annual amounts subject to Executive’s continuing employment with the Company (“Standard Vesting Terms”).  No right to any stock or stock equivalent is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.  In addition, contingent on the achievement of certain targets to be determined by the Board of Directors and subject to approval of the Board of Directors, the Executive shall have the right to earn additional options or option equivalents to purchase up to 150,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company's Board of Directors.  Any such awards will vest on Standard Vesting Terms.  The Executive’s participation in any employee share or option plan is subject to compliance with the applicable laws and regulations.  The Company reserves the right to alter the terms of any employee share or option plan offered to the Executive to comply with regulatory requirements.

(e)           China Sub will reimburse the Executive for his housing allowance up to RMB 10,000/month.on an actual amount and monthly basis.

(f)           Withholding; Employer Compensation Plans.  All compensation provided to the Executive pursuant to Section 6 shall be (1) in accordance with the Employer’s compensation plans and policies, and (2) less applicable deductions and withholding as determined by the Employer.

(g)           General Expenses. The Company will reimburse the Executive for reasonable, documented expenses related to the performance of the Executive’s duties hereunder, up to RMB 5,000 per month. However, the trip-related air tickets, hotel expenses shall not included in this amount, and should be reimbursed separately.  [NOTE:  This concept was in the summary terms, but it is inconsistent with other language in the summary indicating that all expenses will be reimbursed.]

(h)           Air Travel.  The Company will reimburse the Executive for the cost of three round-trip air tickets per year to be used by Executive’s family members for travel between your place of residence and Dalian.

(i)           Relocation.  The Company will reimburse the Executive for reasonable, documented expenses related to Executive’s relocation, up to a limit of USD $10,000.

(j)           Child Education Allowance.  The Executive will receive a child education allowance of RMB 5,000 per month, which is paid by the Company.

(k)           Annual Leave.  The Executive shall be entitled to a non cumulative paid vacation of 15 days for each full year of the term hereof, exclusive of designated and statutory Chinese holidays. Unused annual leave days shall not carried over to the next year.

(l)           Car and Driver.  The Company will arrange for a car and driver, to be paid for by the Company, for Executive’s trips between your place of residence, China sub, the Company and Shanghai.

7.            Expenses and Reimbursement.  The Employer shall reimburse the Executive for all expenses and costs described in this agreement that are reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer upon presentation by the Executive of the invoices and an itemized account, including reasonable substantiation, of such expenses.

8.            Confidential Information, Invention Assignment, and Arbitration Agreement.  The Employer and the Executive acknowledge and agree that during the Executive’s employment with the Employer, the Executive has had access to, will have access to, and may assist in developing Company Confidential Information.  The Employer and the Executive further acknowledge and agree that the Executive will occupy a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of the Company Affiliates.  The Executive agrees to sign the Company’s Confidential Information, Invention Assignment, and Arbitration Agreement as provided by the Company, in order to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Employer and the Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Employer and the Company Affiliates.

9.            Termination of Employment; Severance.  The Executive’s employment with the Employer is for no specified period and may be terminated by mutual written consent of the Executive and the Employer at any time.  The Executive is free to resign at any time, for any reason or for no reason, subject to providing 30 days notice, except if the Executive is terminating employment for Good Reason (as defined in Section 22 below).  Similarly, the Employer is free to conclude its employment relationship with Executive at any time, with or without cause, subject to providing 30 days notice, except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section 22 below).  Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section 4 below), in the event that the Company terminates Executive’s employment at any time within 21 months after the date on which Executive has completed three months of employment under this agreement (such 21 month period, the “Severance Period”), Executive will be eligible to receive an amount equal to the balance of Executive’s salary for the remainder of the Severance Period at the Executive’s then-current Base Salary, payable in one lump-sum amount (“Severance”).  .  Executive’s eligibility for Severance is conditioned on Executive having first signed a release agreement in a form reasonably acceptable to the Company.   Executive shall not be entitled to any Severance if Executive’s employment is terminated For Cause, By Death or By Disability (as defined in Section 22 below) or if Executive’s employment is terminated by Executive, except for Good Reason (as defined in Section 22 below).

10.           Indemnification.  During the Employment Period, the Employer shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to other similarly situated executives.

11.           Attorney’s Fees.  In the event of any dispute relating to or arising from this Agreement, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred in connection with litigating such dispute.

12.           Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13.           Survival.  It is the express intention and agreement of the parties hereto that certain provisions in this Agreement shall survive according to their terms the termination of the Executive’s employment.

15.           Assignment.  The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable to any Company Affiliate or in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation.

16.           Binding Effect.  Subject to any provisions in this Agreement restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

17.           Amendment; Waiver.  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought.  Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18.           Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19.           Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the related laws of P. R. China. With regard to any claims, complaints or proceedings brought related to the parties’ obligations under this Agreement, at all times each party hereto should submit to the applicable court of P.R. China.

20.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties respecting the subject matter herein, there being no representations, warranties or commitments except as set forth herein.

21.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

22.           Definitions.

“Company Affiliate” means any entity controlled by, in control of, or under common control with, the Employer.

“Date of Termination” means (i) if the Executive’s employment is terminated By Death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated By Disability, the date of such determination; (iii) if the Executive’s employment is terminated by the Employer or the Executive, the date specified in the Notice of Termination.

“For Cause” means if (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.  The Company may terminate Executive’s employment For Cause at any time, with prior advance notice stating the termination reasons  The Company shall pay Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

“By Death” means that in the event of Executive’s death, Executive’s employment shall terminate automatically.  The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing.  Thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

“By Disability” means if Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety consecutive days or more than one hundred and twenty days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive’s employment.  The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

“Good Reason” means a termination where Executive provides written notice to the Company of the Good Reason within thirty days of the event constituting Good Reason and provides the Company with a period of twenty days to cure the event constituting Good Reason and the Company fails to cure the Good Reason within that period.  For purposes of this Agreement, “Good Reason” shall mean any of the following events if (i) the event is effected by the Company without the consent of Executive and  (ii) such event occurs within six months following a Change in Control (as hereinafter defined):  (A) a change in Executive’s position with Employer which materially reduces Executive's level of responsibility; or (B) a material reduction in Executive’s Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company.  In such event Executive may terminate his employment for Good Reason, in which case Executive will be eligible to receive the Severance as described and subject to the terms set forth in Section 9 above.  Thereafter all obligations of the Company or its successor under this Agreement shall cease.

“Change of Control” means a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent of the total combined voting power of the outstanding securities of the Company.

Summary of Terms and Conditions of Employment:

The following is a summary of the financial and other arrangements of the offer:

Salary:
US$140,000/year (the “Salary”) with 70% paid in HK if this can be done according to the regulations of tax and employment in Hong Kong with the view that you have global responsibilities for ZAP Jonway and overseeing the entity of ZAP Jonway incorporation in Hong Kong.  The actual compensation is equivalent to take home pay of US$123,604 per year after tax. If we are unable to provide the structure of employment under Hong Kong for 70%, we shall make up the difference in tax to get the US$123,604 per year salary compensation.

In addition, you will receive RMB 5,000/month for living expenses for which you will provide the related valid invoices for this reimbursement on a monthly basis and will be reimbursed by China Sub.

Living expense:	You will receive RMB 5,000/month for living expenses for which you will provide the related valid invoices for this reimbursement on a monthly basis and will be reimbursed by China Sub.

Bonus:
You will be eligible for an annual bonus based on ZAP group policy and other targets to be determined and agreed to with the CEO within 180 days of the Effective Date. This to be paid at Chinese New Year.

Stock Options:
You will receive 500,000 stock options. The vesting schedule for such options is cliff vesting over 4 years. You also have the ability to earn an additional 150,000 stock options with cliff vesting over 4 years based on performance. 500,000 stock options therein will  be granted at the fair market price on your coming on-board date

Relocation:	You will be reimbursed by the Company for costs associated with relocation up to $10,000 US – receipts to be provided.

Housing:	You will receive a housing allowance up to RMB 10,000/month, which is paid by China Sub on an actual amount and monthly basis.

Car/Driver:	A car and driver will be designated to for trips between your place of residence to China Sub and Shanghai, the Company will reimburse the Executive for the related expenses.

Allowance:	You will receive a child education allowance of RMB5000/month, which is paid by the Company.

Travel:	The Company will pay for three (3) roundtrip air tickets/year for family members from Hangzhou to Dalian.

Annual Leave:	You will receive fifteen (15) days of annual leave with pay each year, exclusive of the Chinese holidays designated dates.

Office:	You will commute from your place of residence, and be at the Sanmen location no less than 4 days per week.

Expenses:	All reasonable business expenses will be covered by the Company and under the reimbursement policies of the Company.

Severance:
If your employment is terminated within twenty-one (21) months from the completion date of your three (3) month probation, you will receive a lump sum payment equal to the balance of the monthly salary for the remaining term of this twenty-one (21) month period

Intellectual Property:	Any and all inventions and intellectual property developed by you shall be the Company’s exclusive property and you shall ensure proper conveyance of such property to the Company.

By accepting this offer you warrant that as at the Effective Date:

(a)
You are under no employment contract, bond, confidentiality agreement or other obligation which would breach or be in conflict with the terms and conditions of your employment with the Company or encumber your performance of duties assigned to you by the Company;

(b)
You have not signed or committed to any employment or consultant duties or other obligations which would divert your full attention from the duties assigned to you by the Company or the Board of Directors under your employment, nor will you undertake such duties or obligations during your employment or without the prior written consent of the Board of Directors of the Company; and

(c)	You will undergo any medical examination necessary for the establishment of your benefits package.

(d)	You will be responsible for ensuring compliance to the tax laws of the local country and for paying the required taxes in China and Hong Kong accordingly.

Please indicate your acceptance of this offer by signing it and returning it by January 20th,, failing which the offer shall lapse. We are delighted to invite you to join us in this exciting challenge - welcome!

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Employment Agreement, or have caused this Employment Agreement to be duly executed and delivered on their behalf.

“EXECUTIVE”

/s/ Benjamin Zhu
Benjamin Zhu

“EMPLOYER”

ZAP

By: /s/ Steven Schneider
Name: Steven Schneider
Title:    CEO